                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-62421


                                  17,595 SHARES

                              CKE RESTAURANTS, INC.

                                  COMMON STOCK

                                   ----------

      The Prospectus relates to 17,595 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock"), of CKE Restaurants, Inc., a Delaware corporation ("CKE" or the "Company") which have been issued to, and are being offered and sold by, the selling stockholder named herein under the caption "Selling Stockholder" (the "Selling Stockholder"). The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholder.

      The Selling Stockholder may sell all or any portion of the Shares for its own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then current market prices or in individually negotiated transactions at such prices as may be agreed upon. Certain expenses of registration incurred in the connection with this offering and all brokers' commissions, discounts and fees are being borne by the Selling Stockholder. See "Plan of Distribution"

      The Selling Stockholder and any broker/dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be an underwriting commission or discount under the Securities Act.

      The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CKR." On September 10, 1998, the last reported sale price of the Common Stock on the NYSE was $30.94 per share.

       SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN
           MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 11, 1998.

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Available Information.................................................2
Incorporation of Certain Documents by Reference.......................3
Forward-Looking Statements............................................4
Risk Factors..........................................................4
The Company...........................................................9
Use of Proceeds.......................................................9
Selling Stockholder..................................................10
Plan of Distribution.................................................10
Legal Matters........................................................10
Experts..............................................................10

        No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Information on the operation of the public reference facilities can be obtained by calling the Commission at 1-800-SEC-0330. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains certain reports, proxy statements and other information regarding issuers like the Company who files electronically with the Commission. The address of that site is http://www.sec.gov. The reports, proxy statements and other information filed by the Company with the Commission may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments, exhibits and schedules thereto, the "Registration Statement"), with respect to the Common Stock offered for resale hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document are not necessarily complete, and, in each instance, reference is made to the copy of such agreement, instrument or document filed as an exhibit to the Registration Statement, incorporated by reference into this Prospectus or otherwise filed with the Commission, each such statement being qualified in its entirety by such reference. Additional updating information with respect to the Company may be provided in the future by means of appendices of supplements to this Prospectus.

                       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following reports and other documents previously filed by the Company with the Commission under the Exchange Act are incorporated by reference in this Prospectus:

        a. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998;

        b. The Company's Quarterly Report on Form 10-Q for the quarterly period ended May 18, 1998;

        c. The Company's Current Reports on Form 8-K dated July 15, 1997, January 15, 1998, February 19, 1998 (two reports), March 2, 1998, March 10, 1998, March 16, 1998, and April 1, 1998 (as
                amended); and

        d. The description of the Company's Common Stock which is contained in the registration statement filed by the Company under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

        In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to CKE Restaurants, Inc., Attn: General Counsel, 1200 North Harbor Boulevard, Anaheim, California 92801 (telephone (714) 774-5796).

                           FORWARD-LOOKING STATEMENTS

        This Prospectus contains or incorporates by reference certain forward-looking statements with respect to the financial condition and results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties, and any such statement is qualified in its entirety by reference to the following cautionary statements. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the quick-service restaurant industry in general and in the Company's specific market areas, changes in prevailing interest rates and the availability of financing, inflation, changes in costs of goods and services, economic conditions in general and in the Company's specific market areas, and demands placed on management by the substantial increase in the size of the Company because of the acquisitions of Hardee's Food Systems, Inc. ("Hardee's") and Flagstar Enterprises, Inc. ("FEI"). In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included or incorporated by reference herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," or the negative thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions.

                                  RISK FACTORS

        In addition to the other information set forth and incorporated by reference in this Prospectus, prospective investors should carefully consider the following information in evaluating the Company and its business before making an investment in the securities offered hereby. Actual results are uncertain and may be impacted by the following factors, among others, which may cause the actual results to differ materially from those projected in the forward-looking statements. Because of these and other factors that may affect the Company's operating results, past performance should not be considered an indicator of future performance and investors should not use historical results to anticipate results or trends in future periods.

        The Company cautions that the foregoing list of important factors is not exclusive and does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

UNCERTAINTIES RELATED TO THE INTEGRATION OF HARDEE'S AND FEI

        The acquisition of Hardee's significantly increased the size of the Company. Managing the Company and integrating the acquired business operations of Hardee's will continue to present a significant challenge to the Company's management. Historically, Hardee's has been a well-established but underperforming brand which has recently experienced declining system-wide same-store sales and a declining market share in the quick-service hamburger restaurant industry. The Company continues to evaluate the restaurant operations of Hardee's and various short- and long-term strategic considerations in the process of assessing the extent to which Hardee's restaurant operations will be integrated, restructured or otherwise modified by the Company. One of the objectives of the Company's turnaround strategies for Hardee's is to stem the recent negative operating trends experienced by Hardee's. However, there can be no assurance that these strategies will be successful. If the Company is unable to achieve anticipated improvements in restaurant-level operating margins or reductions in corporate overhead costs in its Hardee's operations on a timely basis, cash flows generated from Hardee's operations may not be adequate to support the Company's turnaround strategies for Hardee's, some of which require significant capital expenditures. The Company's success will also depend, in part, on its Hardee's franchisees. Hardee's franchisees are not required to participate in implementing the Company's strategies and there can be no assurance that Hardee's franchisees will participate. Lack of participation by Hardee's franchisees in implementing the Company's strategies could delay or limit the success of the Company's strategies. Restructuring and integrating the restaurant operations of Hardee's will require the dedication of significant capital and management resources, which may cause an interruption of, or a loss of momentum in, the activities of the Company. The difficulties of such restructuring and integration may be increased by the necessity of coordinating geographically separate organizations and selectively introducing the Carl's Jr. brand into markets in which Carl's Jr. restaurants have never operated, all of which, together with other factors beyond the Company's control, may adversely affect the cost, implementation, execution and timing of the Company's turnaround strategies for Hardee's. Failure to effectively accomplish the integration of the Company's operations or to improve Hardee's results of operations could have a material adverse effect on the Company's financial condition and results of operations.

        The acquisition of FEI resulted in another significant increase in the size of the Company. Integrating the acquired business operations of FEI also presents a significant challenge to the Company's management, and may affect the implementation and timing of the Company's turnaround strategies for Hardee's. The Company believes that the acquisition of FEI will help the Company achieve a greater degree of control over the entire Hardee's system; however, no assurances can be given that the Company will realize the benefits it anticipates from the acquisition of FEI or that such acquisition will not adversely affect the Company's financial condition or results of operations.

INCREASED LEVERAGE

        In order to finance the Hardee's acquisition and to make borrowings available to the Company for working capital and other corporate purposes, in July 1997 the Company entered into a term loan facility of $75.0 million (the "Term Loan Facility") and a $225.0 million revolving credit facility (the "Revolving Credit Facility" and, collectively with the Term Loan Facility, the "Senior Credit Facility"). On April 1, 1998, the Company amended the Senior Credit Facility to increase the aggregate principal amounts of the lenders' commitments under the Term Loan Facility to $250.0 million and under the Revolving Credit Facility to $250.0 million. The Company incurred borrowings of $213.2 million thereunder to finance a portion of the purchase price of the FEI acquisition. In addition, in March 1998 the Company completed a private placement of $197.2 million aggregate principal amount of 4 1/4% Convertible Subordinated Notes due 2004 (the "Notes"), the net proceeds of which were also used to finance the FEI acquisition. As a result, the ratio of the Company's long-term debt to its total capitalization has increased from 28.2% at January 26, 1998 to 52.5% at May 18, 1998. The Company's increased degree of leverage could have important consequences to investors, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes may be decreased in the future; (ii) an increased portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) most of the Company's borrowings are and will continue to be at variable rates of interest (including borrowings under the Senior Credit Facility), which exposes the Company to the risk of increased interest rates; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (v) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its businesses. The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness, and to comply with the financial covenants and other obligations under its debt instruments, will depend on its financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future.

RISKS ASSOCIATED WITH GROWTH STRATEGY

        The Company's growth strategy includes, among other things, opening additional Company-operated and franchised restaurants, dual-branding its restaurant concepts and remodeling its restaurants. The success of the Company's growth strategy will depend on numerous factors, many of which are beyond the control of the Company and its franchisees, including the hiring, training and retention of qualified management and other restaurant personnel, the ability to obtain necessary governmental permits and approvals, the availability of appropriate financing and general economic conditions. The Company and its franchisees face competition from other restaurant operators, retail chains, companies and developers for desirable site locations, which may adversely affect the cost, implementation and timing of the Company's expansion plans. To manage its planned expansion, the Company must ensure the continuing adequacy of its existing systems and procedures, including its supply and distribution arrangements, restaurant management, financial controls and information systems. The Company's growth will also depend in part on its ability to increase sales at existing restaurants. In addition to its turnaround strategies for Hardee's, the Company expects to continue remodeling and upgrading equipment at its Hardee's restaurants. The Company has substantially completed its remodeling program for its Company-operated Carl's Jr. restaurants and plans to convert at least 60 of its Carl's Jr. restaurants to Carl's Jr./Green Burrito dual-brand restaurants in each of the next three years. The Company will incur significant capital expenditures in remodeling and converting restaurants and will experience a loss of revenues during the brief periods of time that restaurants are closed for remodeling or conversion. There can be no assurance that such remodels and conversions will increase the revenues generated by these restaurants or, even if revenues are increased, that such increases will be sustainable. In addition, although the sales results experienced by the Company-operated Carl's Jr. restaurants that have been remodeled or converted to dual-brand restaurants have generally been favorable to date, there can be no assurance that such favorable sales results are sustainable or that they are indicative of sales results that will be achieved by restaurants to be remodeled or converted in the future. There can also be no assurance that the Company will be able to achieve same-store sales increases in its Company-operated restaurants.

ENVIRONMENTAL MATTERS

        The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials (together, "Environmental Laws"). In particular, under applicable Environmental Laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its restaurants and the land on which its restaurants are located, regardless of whether the Company leases or owns the restaurants or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. There can be no assurance that environmental conditions relating to prior, existing or future restaurants or restaurant sites will not have a material adverse effect on the Company.

RISKS RELATED TO ACQUISITION STRATEGY

        Although the Company is not currently contemplating any significant additional acquisitions of other restaurant companies, it will continue to evaluate investment opportunities in other restaurant companies. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees. No assurance can be given that any acquisition or investment by the Company will not materially and adversely affect the Company or that any such acquisition or investment will enhance the Company's business. If the Company determines to make any significant acquisitions of, or investments in, other businesses, the Company may be required to sell additional equity or debt securities or obtain additional credit facilities. The sales, if any, of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders.

COMPETITION

        The food service industry is intensely competitive with respect to the quality and value of food products offered, concept, service, price, dining experience and location. The Company primarily competes with major restaurant chains, some of which dominate the quick-service restaurant industry, and also competes with a variety of other food service companies and fast-food restaurants. The Company's competitors also include a variety of mid-price, full-service casual dining restaurants, health and nutrition-oriented restaurants, delicatessens and prepared food stores, as well as supermarkets and convenience stores. Many of the Company's competitors have substantially greater financial, marketing and other resources than the Company, which may give them certain competitive advantages. Certain of the major quick-service restaurant chains have increasingly offered selected food items and combination meals at discounted prices. In recent years, the Company's restaurant sales were adversely affected by aggressive promotions and price reductions by its competitors. Future changes in the pricing or other marketing strategies of one or more of the Company's competitors could have a material adverse effect on the Company's financial condition and results of operations. As the Company's competitors expand operations, competition can be expected to intensify. Such increased competition could have a material adverse effect on the Company's financial condition and results of operations.

FOOD SERVICE INDUSTRY

        Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographics and the type, number and location of competing restaurants. Multi-unit food service businesses such as the Company's can also be materially and adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants or from consumer concerns with respect to the nutritional value of quick-service food. Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses such as the Company's to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs (including increases in hourly wage and unemployment tax rates), increases in the number and locations of competing quick-service restaurants, regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and the Company's financial condition and results of operations in particular. Changes in economic conditions affecting the Company's customers could reduce traffic in some or all of the Company's restaurants or impose practical limits on pricing, either of which could have a material adverse effect on the Company's financial condition and results of operations. The continued success of the Company will depend in part on the ability of the Company's management to anticipate, identify and respond to changing conditions.

DEPENDENCE ON KEY PERSONNEL

        The Company believes that its success will depend in part on the continuing services of its key executives, including William P. Foley II, Chairman of the Board and Chief Executive Officer, and C. Thomas Thompson, President and Chief Operating Officer. In addition to his position with the Company, Mr. Foley currently serves as a director or executive officer of certain other business entities and a meaningful portion of his time is devoted to such other businesses. The loss of the services of either of these executives could have a material adverse effect upon the Company's business, and there can be no assurance that qualified replacements would be available. The Company's continued growth will also depend in part on its ability to attract and retain additional skilled management personnel.

GOVERNMENT REGULATIONS

        The restaurant industry is subject to extensive federal, state and local governmental regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. The Company and its franchisees are also subject to laws governing their relationships with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. The Company is also subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and on provisions concerning the termination or nonrenewal of a franchise. Some states require that certain materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain licenses or approvals to sell franchises could adversely affect the Company and its franchisees. Many of the Company's employees are paid hourly rates based upon the federal and state minimum wage laws. Recent legislation increasing the minimum wage has resulted in higher labor costs to the Company and its franchisees. The Company anticipates that increases in the minimum wage may be offset through pricing and other cost control efforts; however, there can be no assurance that the Company or its franchisees will be able to pass such additional costs on to customers in whole or in part.

LITIGATION

        The Company is from time to time the subject of complaints and litigation from customers alleging illness, injury or other food quality, health or operational concerns. The Company also is the subject of complaints or allegations from employees and franchisees from time to time. The Company believes that the lawsuits, claims and other legal matters to which it is subject in the course of its business are not material to the Company's financial condition or results of operations, but an existing or future lawsuit or claim could result in an adverse decision against the Company that could have a material adverse effect on the Company's financial condition and results of operations.

ANTI-TAKEOVER PROVISIONS

        The Company's Certificate of Incorporation and Bylaws include several provisions and features intended to render more difficult certain unsolicited or hostile attempts to acquire the Company. These features include, among other things, the establishment of a classified Board of Directors with staggered terms of office and cumulative voting in the election of directors, the requirement of a supermajority vote of stockholders to approve certain business combinations, the elimination of the right of stockholders to call special meetings of stockholders or to act by written consent, advance notice requirements for stockholder proposals and director nominations, provisions that directors may be removed only for cause and that vacancies in the Board of Directors may (unless the Board of Directors determines otherwise) be filled only by a majority of the remaining directors, and a requirement for a supermajority vote of stockholders to amend certain of the foregoing provisions. In light of the foregoing, the Company has elected, in its Certificate of Incorporation, not to be governed by Section 203 of the Delaware General Corporation Law, which limits the ability of a corporation to engage in certain "business combinations" (as defined therein) with an "interested stockholder" (as defined therein). In addition, the Board of Directors has the authority, without further action by the Company's stockholders, to issue up to five million shares of preferred stock in one or more series, and to fix the rights, preferences and restrictions thereof. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.

STOCK PRICE VOLATILITY

        The market price of the Company's Common Stock has risen substantially since fiscal 1996. The market price of the Common Stock could be substantially affected by quarterly variations in the actual or anticipated results of operations of the Company, its competitors and other companies in the restaurant industry, as well as changes in general conditions in the economy, the financial markets or the quick-service restaurant industry, the failure by the Company to meet securities analysts' expectations, changes in securities analysts' recommendations regarding the Common Stock, the occurrence of natural disasters, or other developments affecting the Company or its competitors. In recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

ABILITY TO PAY DIVIDENDS

        The Company currently follows a policy of paying semi-annual cash dividends on its Common Stock. However, the continued payment of dividends on the Common Stock will depend on certain factors including the Company's operating results, business requirements and financial condition and such other factors that the Company's Board of Directors considers relevant. Under certain circumstances, the Senior Credit Facility will restrict the ability of the Company to pay cash dividends on the Common Stock.

                                   THE COMPANY

OVERVIEW

        The Company is a leading nationwide owner, operator and franchisor of quick-service restaurants with 3,885 branded restaurant units operating as of May 18, 1998, primarily under the Carl's Jr. and Hardee's brand names. Based on domestic system-wide sales, the Company's Hardee's and Carl's Jr. chains are the fourth and seventh largest quick-service hamburger restaurant chains in the United States, respectively. The Company also owns and operates quick-service Mexican restaurants under the Taco Bueno brand name.

o Carl's Jr.(R)-- Carl's Jr. was founded in 1956 and is located primarily in the Western United States, with a leading market presence in California. The Carl's Jr. menu features several charbroiled hamburgers, chicken sandwiches, steak sandwiches and other signature items, including the Famous Star, Western Bacon Cheeseburger(R), Super Star(R), Charbroiler Chicken Sandwiches(R), Crispy Chicken Sandwiches and the Charbroiled Sirloin Steak Sandwich. The Company believes that Carl's Jr. maintains a strong price-value image with its customers because its menu items are generally made-to-order, meet exacting quality standards, are offered in generous portions and have a strong reputation for quality and taste. As of May 18, 1998, the Carl's Jr. system included 732 restaurants, of which 447 were operated by the Company and 285 were operated by the Company's franchisees and licensees.

o Hardee's(R)-- Hardee's, which was acquired by the Company in July 1997, was founded in 1961 and has a leading market presence in the Southeastern and Midwestern United States. Hardee's strength is its breakfast menu, generating approximately 30% of its overall revenues, which is one of the highest percentages in the quick-service hamburger restaurant industry. Hardee's breakfast menu features made-from-scratch biscuits, biscuit breakfast sandwiches and other items such as hash rounds and breakfast platters. The current Hardee's lunch and dinner menu includes hamburgers and fried chicken. Since its acquisition of Hardee's, the Company's management has implemented certain improvements to the Hardee's menu by streamlining its product offerings and is in the process of adding in selected markets certain Carl's Jr. lunch and dinner menu items to complement Hardee's strong breakfast menu. On April 1, 1998, the Company acquired FEI, an operator of 557 Hardee's restaurants located in the Southeastern United States and the largest franchisee of the Hardee's system. As of May 18, 1998, the Hardee's system included 2,927 restaurants, of which 1,426 were operated by the Company and 1,501 were operated by the Company's franchisees and licensees.

o Taco Bueno(R) -- The Company owns and operates 110 Taco Bueno quick-service Mexican restaurants located in Texas and Oklahoma. Taco Bueno seeks to differentiate itself from its principal competitors by offering a diverse menu featuring generous portions of freshly prepared, high quality food items. In addition to typical quick-service Mexican offerings, such as burritos, tacos, tostadas and combination meals, Taco Bueno features a number of signature menu items, such as its Chicken Taco Salad and Mucho Burrito Platter.

        Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to the Company is incorporated by reference or set forth in the Company's Annual Report on Form 10-K, as amended, for the year ended January 31, 1998, incorporated herein by reference. Those persons, to whom a copy of this Prospectus is delivered, desiring copies of such documents may contact the Company at its address or telephone number indicated under "Incorporation of Certain Documents by Reference."

                                 USE OF PROCEEDS

        All of the Shares covered by this Prospectus are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares.

                               SELLING STOCKHOLDER

        The following table sets forth certain information with respect to the shares of Common Stock held by the Selling Stockholder as of August 27, 1998. Except as otherwise noted elsewhere in this Prospectus, the Selling Stockholder has not held any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                                  Shares Owned After Offering
                               Shares Owned                       ---------------------------
           Name             Prior to Offering    Shares Offered     Number         Percent
-----------------------     -----------------    --------------   ----------      -----------
Great River Restaurants
  of Iowa, Inc.                 17,845              17,595            250              *

----------------
*  Less than one percent

        The Selling Stockholder and/or David K. Ebbing have been a franchisee of Hardee's operating four Hardee's restaurants during the past three years, and sold the assets of such restaurants to Hardee's on July 8, 1998 as consideration for the Shares pursuant to an Asset Purchase Agreement by and among the Company, the Selling Stockholder, David K. Ebbing and Hardee's.

                              PLAN OF DISTRIBUTION

        The Shares may be sold from time to time directly by the Selling Stockholder or, alternatively, through underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent's commissions. Such Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such Sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market,
(iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. Sales of the Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

        The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

        Pursuant to the Asset Purchase Agreement, the Company has agreed to file one or more registration statements with the Commission to register the resale of the Shares under the Securities Act and, after such registration statement(s) become effective, use its best efforts to maintain the effectiveness of any such registration statement(s) for specified time periods.

        The Company has agreed to pay all of the expenses in connection with the registration of the Shares, other than underwriting discounts, commissions and fees applicable to the sale of the Shares by the Selling Stockholder.

                                  LEGAL MATTERS

        Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

        The consolidated financial statements of CKE Restaurants, Inc. and its subsidiaries as of January 31, 1998 and 1997 and for each of the years in the three-year period ended January 31, 1998, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended January 31, 1998, have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of Hardee's Food Systems, Inc. for each of the years in the three-year period ended December 31, 1996 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated July 15, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Flagstar Enterprises, Inc. for each of the years in the three-year period ended December 31, 1997 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated April 1, 1998 (as amended), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.